Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AXT, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2015 Equity Incentive Plan, as amended	Rules 457(c) and (h)	3,600,000(2)	$2.385 (3)	$8,586,000	$0.00014760	$1,267.29
Total Offering Amounts					$8,586,000		$1,267.29
Total Fee Offsets(4)							—
Net Fee Due							$1,267.29

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock of AXT, Inc. (the “Registrant”) that may be issued pursuant to the Registrant’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Reflects 3,600,000 additional shares of common stock reserved for issuance pursuant to the 2015 Plan as a result of an increase approved by Registrant’s board of directors and stockholders.
(3)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for purposes of calculating the registration fee on the basis of $2.385, the average of the high and low prices of Registrant’s common stock as reported on the NASDAQ Global Select Market on August 14, 2024.

(4)The Registrant does not have any fee offsets.